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[LETTERHEAD OF MORET ERNST & YOUNG]

                                                                  Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated March 31,1998 included in the annual report on Form 20-F filed with the commission on April 20, 1998, on our examination of the financial statements of ABN AMRO Holding N.V. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1997 for inclusion in the registration statement S-8 regarding the ABN AMRO Group Profit Sharing and Savings Plan and Trust dated March 1999.




Amsterdam, The Netherlands
March 19, 1999



Moret Ernst & Young Accountants

MORET ERNST & YOUNG ACCOUNTANTS